UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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WNC HOUSING TAX CREDIT FUND VI, L.P., SERIES 5
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 3, 2015

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Re:	WNC Housing Tax Credit Fund VI, L.P., Series 5, a California limited partnership
(the “Partnership”)

Link to Consent Solicitation: http://www.wncinc.com/Downloads/Investor/Proxies/NF65.pdf

Dear Registered Rep:

Please know that a Consent Solicitation Statement dated March 30, 2015 (the “Solicitation”) was sent to your client(s) in regards to a proposed sale of the Partnership’s interest in Apartment Housing of Theodore, Ltd. (“AHOT”). In the aggregate, the original Limited Partners have received a net Federal tax credit return of approximately 109.35% of invested capital. On such date as the interest of the Partnership in AHOT is sold, the Partnership would be dissolved (the “Dissolution”). Upon Dissolution, the Partnership would be wound up, and thereafter the Partnership would be terminated and cease to exist (the “Termination”).

The Managing General Partner (“MGP”) is recommending the Solicitation for the following reasons:

•	The sale of the AHOT interest or the Dissolution may allow Limited Partners to use their unused passive losses.
•	The Dissolution and Termination will eliminate the need for Limited Partners to include on their individual tax returns Schedule K-1 activity with respect to the Partnership.
•	The AHOT apartment complex no longer produces tax credits, which was a principal benefit of investing in AHOT. AHOT is the last remaining local limited partnership invested in by the Partnership.
•	It is now possible to sell without a recapture of prior tax credits.
•
The appraised value of the AHOT apartment complex as set forth in the most recent appraisal report or update thereof is described in the Solicitation. The AHOT apartment complex is considered to be significantly underwater.

•
After payment of its obligations, including obligations previously written off the financial statements but still owed to the MGP, the Partnership is expected to have insufficient cash to pay its current obligations. The Partnership has no source of income to pay its expenses. AHOT accrues an annual reporting fee of $500 to the Partnership pursuant to the AHOT governing partnership agreement, but this will not be sufficient to pay Partnership expenses. The Partnership is dependent on the willingness of the MGP to fund the payment of Partnership expenses.

714.662.5565 714.662.4412 F 17782 Sky Park Circle, Irvine, California 92614
wncinc.com

•
The Partnership was intended only to hold its investments for a single cycle of acquisition, generation of credits and disposition, and the Partnership’s limited partnership agreement does not permit the Partnership to raise additional equity capital or to make new capital investments. Accordingly, the Partnership cannot make capital improvements or otherwise invest to continue its ownership of the AHOT interest to generate any additional economic benefit from future tax credits.

•	The AHOT apartment complex is aging and the need for capital improvements and upgrades exists or may arise.
•	Maintenance and administrative expenses associated with an aging apartment complex may increase.

If you have any questions please contact Investor Services by phone or email at investorservices@wncinc.com

Best regards,

/s/ Denim Mercado

Denim Mercado
Investor Services Manager

CLIENT LIST: «Merged»